FOLEY & LARDNER
CHICAGO                     POST OFFICE BOX 240                      SACRAMENTO
DENVER                JACKSONVILLE, FLORIDA 32201-0240                SAN DIEGO
JACKSONVILLE               THE GREENLEAF BUILDING                 SAN FRANCISCO
LOS ANGELES                   200 LAURA STREET                      TALLAHASSEE
MADISON               JACKSONVILLE, FLORIDA 32202-3510                    TAMPA
MILWAUKEE                 TELEPHONE (904) 359-2000             WASHINGTON, D.C.
ORLANDO                   FACSIMILE (904) 359-8700              WEST PALM BEACH


                               April 14, 1999


Regency Centers, L.P.
121 West Forsyth Street
Suite 200
Jacksonville, Florida   32202

         Re:      Registration Statement on Form S-3

Gentlemen:

         This opinion is being furnished in connection with the Registration Statement on Form S-3 of Regency Centers, L.P. (the "Issuer") and the guarantors named therein ("Guarantors"), under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of (a) $50,000,000 aggregate principal amount of 7.75% Notes Due April 1, 2009 of the Issuer (the "Notes") and (b) the guarantee of the Guarantors with respect to the Notes (the "Guarantees"), to be issued against payment therefor.

         In connection with the issuance of such securities, we have examined and are familiar with: (a) the agreements of limited partnership of the Issuer and of each Guarantor which is a limited partnership, each as presently in effect, (b) the articles of incorporation and bylaws of each Guarantor which is a corporation, each as presently in effect, (c) the proceedings of and actions taken by the Board of Directors of Regency Realty Corporation ("Regency"), as general partner of the Issuer, in connection with the issuance and sale of the Notes, (d) the proceedings of and actions taken by the Board of Directors of each Guarantor in connection with the issuance of the Guarantees and (e) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

1. The Notes have been duly authorized, and when duly executed, authenticated, issued and delivered against payment therefor, will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

2. The Guarantees have been duly authorized, and when duly executed, issued and delivered by the Guarantors and, when the Notes have been issued and authenticated, will constitute valid and legally binding obligations of the Guarantors enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

         We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus and any supplements thereto. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Sincerely,

                                                     FOLEY & LARDNER



                                                     By: /s/ Linda Y. Kelso
                                                         Linda Y. Kelso